Exhibit 99.1

Soligenix Reports Year-End 2010 Financial Results and
Highlights Recent Accomplishments

Princeton, NJ – March 29, 2011 – Soligenix, Inc. (OTCBB: SNGX) (Soligenix or the Company), a late-stage biopharmaceutical company, announced today its financial results for the year ended December 31, 2010.

Soligenix’s revenues for the year ended December 31, 2010 were $1,947,628 as compared to $2,816,037 for the prior year, representing a decrease of $868,409, or 31%.  During 2009, Soligenix received a $1 million milestone payment from Sigma-Tau Pharmaceuticals, Inc., the Company’s collaborative partner on the orBec® Phase 3 clinical trial in the treatment of acute gastrointestinal Graft-versus-Host disease (GI GVHD), which did not reoccur in 2010.

Soligenix’s net loss for the year ended December 31, 2010 was $7,386,579 as compared to a net loss of $6,034,453 for the prior year, representing an increase of $1,352,126, or 22%. This increase is primarily attributed to increased spending of $1,160,934 in research and development related to conducting the Phase 3 orBec® study.

Research and development expenses for the year ended December 31, 2010 were $5,684,309, compared to $4,523,375 for the prior year. For the year ended December 31, 2010, there was also a decrease in general and administrative expenses of $349,458, which reflects decreases in compensation associated with severance, benefits and board fees in 2010.

“We expect 2011 to be a pivotal year for us,” stated Christopher J. Schaber, PhD, President and Chief Executive Officer of Soligenix. “We are looking forward to completing our confirmatory Phase 3 clinical trial of orBec® in the treatment of acute GI GVHD.  We remain committed to our goal of having orBec® become the first FDA-approved therapy to treat this life-threatening condition which is an area of unmet medical need associated high morbidity rates.”

Soligenix’s Recent Highlights:

•	On February 1, 2011, Soligenix announced that it had appointed Kevin Horgan, MD, as its Senior Vice President and Chief Medical Officer.

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On January 27, 2011, Soligenix announced that it had entered into a definitive license agreement with the University of Colorado for novel technology for use in the development of subunit vaccines with long-term stability, including stability at elevated temperatures.

•	On January 20, 2011, Soligenix announced that the US Food and Drug Administration had granted Orphan Drug Designation to RiVax™ for the prevention of ricin intoxication.

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On January 18, 2011, Soligenix announced positive preliminary results from a preclinical study of SGX202 (oral beclomathasone dipropionate or BDP) in a canine gastrointestinal acute radiation syndrome model. The results indicate that dogs treated with SGX202 demonstrated statistically significant (p=0.04) improvement in survival after exposure to lethal doses of total body irradiation when compared to control dogs.

About Soligenix, Inc.

Soligenix is a late-stage biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. Soligenix’s lead product, orBec® (oral beclomethasone dipropionate), is a potent, locally acting corticosteroid being developed for the treatment of acute gastrointestinal Graft-versus-Host disease (GI GVHD), a common and potentially life-threatening complication of hematopoietic cell transplantation. orBec® is currently the subject of a $1.2 million FDA Orphan Products Grant-supported confirmatory Phase 3 clinical trial for the treatment of acute GI GVHD. Soligenix is also conducting a National Cancer Institute (NCI)-supported Phase 1/2 clinical trial of SGX201 in the prevention of acute radiation enteritis. Additionally, Soligenix has a Lipid Polymer Micelle (LPM™) drug delivery technology for the oral delivery of leuprolide for the treatment of prostate cancer and endometriosis.

Through its Biodefense Division, Soligenix is developing biomedical countermeasures pursuant to the Project BioShield Act of 2004. Soligenix’s lead biodefense product in development is a recombinant subunit vaccine called RiVax™, which is designed to protect against the lethal effects of exposure to ricin toxin. RiVax™ has been shown to be well tolerated and immunogenic in a Phase 1 clinical trial in normal volunteers. RiVax™ is also the subject of a $9.4 million NIAID grant supporting development of new heat stable vaccines.  Soligenix is also developing SGX202 for the treatment of radiation injury and has recently released positive preliminary preclinical results in a canine gastrointestinal acute radiation syndrome model.

For further information regarding Soligenix, Inc., please visit the Company's website at www.soligenix.com.

This press release contains forward-looking statements that reflect Soligenix, Inc.'s current expectations about its future results, performance, prospects and opportunities. Statements that are not historical facts, such as "anticipates," "believes," "intends," or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. Soligenix cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, SGX201, RiVax™, and LPMTM, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its cash expenditures will not exceed projected levels, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the US Government or other countries, that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: the FDA's requirement that Soligenix conduct additional clinical trials to demonstrate the safety and efficacy of orBec® will take a significant amount of time and money to complete and positive results leading to regulatory approval cannot be assumed; Soligenix is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; orBec® may not gain market acceptance if it is eventually approved by the FDA; and others may develop technologies or products superior to orBec®. Factors affecting the development and use of SGX201 and LPMTM are similar to those affecting orBec®. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, Soligenix's reports on Forms 10-Q and 10-K. Unless required by law, Soligenix assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Evan Myrianthopoulos
Chief Financial Officer
(609) 538-8200 | www.soligenix.com

Soligenix, Inc.
29 Emmons Drive, Suite C-10
Princeton, NJ 08540